Exhibit 10.8 Form of Outside Director Restricted Stock Unit Award Letter.

June 1, 2005

[Director name & address]

Dear [Director]:

This award letter sets forth the terms and conditions of the restricted stock units (“RSUs”) which have been granted to you by Flushing Financial Corporation (the “Company”), in accordance with the provisions of its 2005 Omnibus Incentive Plan (the “Plan”). You have been granted 3600 RSUs. Each RSU represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable settlement date for the RSU. You have also been awarded Dividend Equivalents on your RSUs, as described more fully below. Your award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee (as defined in the Plan), and this award letter.

1.	Grant of RSUs

You do not need to pay any purchase price to receive the RSUs granted to you by this award letter.

2.	Vesting of RSUs
(a)

General Vesting Schedule. Unless they vest on an earlier date as provided in sub-paragraph (b), (c), or (d) below, your RSUs will vest in installments as follows, provided that you are a director of the Company on each such date:

	Vesting Date	Number RSUs To Vest	Cumulative Number of RSUs Vested
	June 1, 2006	1200	1200
	June 1, 2007	1200	2400
	June 1, 2008	1200	3600

(b)

Death or Disability. If your service as a director terminates by reason of death or Disability, all of your RSUs will immediately vest upon your termination of service. For this purpose, “Disability” means that you are unable to perform your duties as a director due to disability or incapacity, as determined by the Committee.

(c)

Retirement. Upon your Retirement from the Board of Directors, all of your RSUs will immediately vest. For purposes of this provision, “Retirement” means termination of your service as a director at a time when you have at least five years of service as a non-employee director and the sum of your age plus years of service as a non-employee director equals or exceeds 55.

(d)

Change in Control. All of your RSUs will immediately vest upon the occurrence of a Change in Control (as defined in the Plan), if you are a director of the Company at the time of such Change in Control.

(e)

Forfeiture upon other Termination of Service. If you cease to be a director of the Company for any reason other than death, Disability, or Retirement, any of your RSUs which have not vested prior to the termination of your service as a director will be forfeited.

3.	Grant of Dividend Equivalents
(a)	Award of Dividend Equivalents. You have been awarded Dividend Equivalents with respect to each of your RSUs covered by this award letter.
(b)

Cash Dividends. The Dividend Equivalents that you have been awarded entitle you to receive, at each time cash dividends are paid on the Common Stock, a cash payment for each of your then outstanding RSUs (whether or not vested) equal to the amount of the dividend paid on a share of Common Stock.

(c)

Stock Dividends. In the event the Company pays a dividend in Common Stock or other property, your Dividend Equivalents will entitle you to receive, for each of your then outstanding RSUs (whether or not vested), the amount of Common Stock or other property paid as a dividend on a share of Common Stock. Such Common Stock or other property will be paid to you at the time of settlement of the underlying RSU and will be subject to the same restrictions, risk of forfeiture, and vesting and delivery provisions as the underlying RSU with respect to which it was paid.

4.	Other Provisions of RSUs
(a)	Voting. You will have no voting rights or other rights as a stockholder with respect to your RSUs.
(b)	Transfer Restrictions. You may not sell, transfer, assign or pledge your RSUs or any rights under this award. Any attempt to do so will be null and void.
(c)

Settlement of RSUs; Delivery of Shares. Your RSUs that vest under Paragraph 2(a), 2(b) or 2(c) above will be settled on, or as soon as practicable after, their vesting dates. Your RSUs that vest under Paragraph 2(d) above will be settled on (or as soon as practicable after) the Change in Control date if that is a permissible distribution event under Section 409A of the Internal Revenue Code, and otherwise will be settled on (or as soon as practicable after) the earlier to occur of the scheduled vesting date under Paragraph 2(a) or the termination of your service as a director of the Company. On or as soon as practicable after the settlement date of an RSU, the Company will deliver to you one share of Common Stock for each of your RSUs being settled on such date. The Common Stock delivered upon the settlement of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture. The shares of Common Stock delivered upon the settlement of your RSUs will have full voting and dividend rights and will entitle the holder to all other rights of a stockholder of the Company.

(d)	Death. In the event of your death, any shares of Common Stock and other amounts you are entitled to receive under the Plan will instead be delivered to the legal representative of your estate.
5.	Administration of the Plan

The Plan is administered by the Committee. The Committee has authority to interpret the Plan and this award letter, to adopt rules for administering the Plan, to decide all questions of fact arising under the Plan, and generally to make all other determinations necessary or advisable for administration of the Plan. All decisions and acts of the Committee with respect to the administration and interpretation of the Plan are final and binding on all affected Plan participants.

6.	Amendments and Adjustments to your Award

The Plan authorizes the Committee to make amendments and adjustments to outstanding awards, including the RSUs and Dividend Equivalents granted by this letter, in specified circumstances. Details are provided in the Plan.

These circumstances include the Committee’s right, in its sole discretion, to amend the Plan and/or outstanding awards, including this grant of RSUs and Dividend Equivalents, without your consent, to the extent the Committee determines that such amendment is necessary or appropriate to comply with Section 409A of the Internal Revenue Code (the limitations on deferred compensation added by the American Jobs Creation Act of 2004).

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Please sign and return the enclosed copy of this letter to the Company’s Senior Vice President/Human Resources to acknowledge your acceptance of this award. This letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.

Very truly yours,

Michael J. Hegarty

President and Chief Executive Officer

ACCEPTED:

_______________________________